EXHIBIT 34.5

KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined the management’s assessment, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Document Custody Section of the Corporate Trust Services division of Wells Fargo Bank, National Association (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and commercial mortgage-backed securities issued on or after January 1, 2006 for which the Company provides document custody services, excluding any such securities issued by any agency or instrumentality of the U.S. government (other than the Federal Deposit Insurance Company) or any government sponsored entity (the Platform), as of and for the twelve months ended December 31, 2012.  Management has determined that servicing criteria 1122(d)(1)(iv), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iii) are applicable to the activities it performs with respect to the Platform, and that all other servicing criteria set forth in Item 1122(d) are not applicable to the document custody services provided by the Company with respect to the Platform.  With respect to the Platform, servicing criterion 1122(d)(4)(iii) is applicable only as it relates to the Company’s obligation to review and maintain the required loan documents related to any additions, removals or substitutions in accordance with the transaction agreements. With respect to applicable servicing criterion 1122(d)(4)(iii), the Company has determined that there were no activities performed during the year ended December 31, 2012 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.  Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As discussed in Appendix B to the Company’s Assessment of Compliance with the Applicable Servicing Criteria, the Company has amended its assessment of compliance to include the applicable servicing criterion 1122(d)(4)(iii) and to include certain previously omitted transactions in its Platform.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria, as of and for the twelve months ended December 31, 2012 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
August 12, 2013